Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2016
FOURTH QUARTER ENDED JANUARY 30, 2016

Consolidated Results

Fourth Quarter

Sales

Fourth quarter net sales increased 4.4% to $932 million in Fiscal 2016 from $893 million in Fiscal 2015. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	4th Qtr	4th Qtr	12 mos	12 mos
Same Store Sales:	FY16	FY15	FY16	FY15
Journeys Group	4%	14%	5%	7%
Schuh Group	(4)%	(1)%	1%	(1)%
Lids Sports Group	(1)%	5%	3%	1%
Johnston & Murphy Group	6%	2%	5%	1%
Total Genesco	2%	9%	4%	4%

	4th Qtr	4th Qtr	12 mos	12 mos
Comparable Direct Sales:	FY16	FY15	FY16	FY15
Journeys Group	20%	40%	18%	30%
Schuh Group	10%	25%	13%	12%
Lids Sports Group	39%	27%	46%	14%
Johnston & Murphy Group	7%	3%	11%	(1)%
Total Genesco	21%	25%	24%	14%

	4th Qtr	4th Qtr	12 mos	12 mos
Same Store and Comparable Direct Sales:	FY16	FY15	FY16	FY15
Journeys Group	5%	16%	5%	8%
Schuh Group	(2)%	3%	3%	1%
Lids Sports Group	3%	7%	6%	2%
Johnston & Murphy Group	6%	2%	6%	1%
Total Genesco	4%	10%	5%	4%

Through March 5, 2015, first quarter same store sales increased 4% and direct sales decreased 5% on a comparable basis; and combined comparable sales increased 3%.

Exhibit 99.2

Gross Margin

Fourth quarter gross margin was 45.4% for Fiscal 2016 compared with 47.5% the previous year, primarily reflecting lower gross margins in Lids Sports Group and Schuh Group and to a lesser extent in Journeys Group.

SG&A

Selling and administrative expense for the fourth quarter decreased to 37.4% of sales from 37.7% for the same period the previous year. In Fiscal 2015, expenses in the quarter included $1.0 million, or $0.04 per diluted share, of deferred purchase price expense associated with the acquisition of the Schuh business. There was no deferred purchase price expense in the third or fourth quarters of Fiscal 2016. Excluding the deferred purchase price expense from the previous year, SG&A as a percent of Fiscal 2016 sales decreased to 37.4% from 37.6% the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Also included in Fiscal 2015’s fourth quarter SG&A expense, but not eliminated from the adjusted expense, is $3.0 million, or $0.10 per diluted share, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement called for a total payment of up to £28 million including payroll taxes to Schuh employees payable in Fiscal 2016 if they achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. The final contingent bonus accrual was made in the fourth quarter of Fiscal 2015, and there was no expense related to the bonus in Fiscal 2016.

Asset Impairment and Other Items

The asset impairment and other charge of $3.9 million for the fourth quarter of Fiscal 2016 included an asset write-off of $2.5 million, asset impairments of $1.3 million and network intrusion expenses of $0.1 million. The previous year’s fourth quarter asset impairment and other charge of $1.0 million included a $0.7 million charge for network intrusion expenses and a $0.3 million charge for asset impairments. The asset impairment and other charge and the deferred purchase price expense are collectively referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the fourth quarter was $70.5 million in Fiscal 2016 compared with $86.9 million the previous year. Adjusted for the Excluded Items in both periods, operating income for the fourth quarter was $74.4 million in Fiscal 2016 compared with $88.8 million the previous year. Adjusted operating margin was 8.0% of sales in the fourth quarter of Fiscal 2016 and 9.9% the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $1.5 million, compared with $0.9 million for the same period the previous year. Net interest expense increased 75.8% in the fourth quarter of Fiscal 2016 because of increased revolver borrowings compared to the previous year as a result of the share repurchase program and Little Burgundy acquisition and increased borrowings to fund the Schuh contingent bonus and deferred purchase price payments.

Exhibit 99.2

Pretax Earnings

Pretax earnings for the quarter were $76.3 million in Fiscal 2016 and $86.1 million the previous year. Included in Fiscal 2016’s pretax earnings is a gain on the sale of the Lids Team Sports business of $7.3 million. Adjusted for the Excluded Items in both years and for the gain on the sale of Lids Team Sports this year, pretax earnings for the quarter were $72.9 million in Fiscal 2016 compared to $88.0 million the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 38.7% in Fiscal 2016 compared to 39.9% the previous year. The adjusted tax rate, reflecting the exclusion of the Excluded Items and the gain on the sale of Lids Team Sports, was 37.1% in Fiscal 2016 and 37.7% the previous year. The year-over-year decrease in tax rates was primarily due to lower tax rates in the UK.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $46.7 million, or $2.15 per diluted share, in the fourth quarter of Fiscal 2016, compared to earnings of $51.8 million, or $2.18 per diluted share, in the fourth quarter of the previous year. Adjusted for the Excluded Items in both periods and the gain on the sale of Lids Team Sports in Fiscal 2016, fourth quarter earnings from continuing operations were $45.8 million, or $2.11 per diluted share in Fiscal 2016, compared with $54.7 million, or $2.30 per diluted share, the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Fiscal Year 2016

Consolidated net sales increased 5.7% for Fiscal 2016.

Same store sales for the year increased 4% and comparable direct sales increased 24%. Comparable sales, including both same store sales and comparable direct sales, increased 5%.

For the full year, operating income was $151.3 million compared to $167.3 million the previous year. Excluding the items discussed above, adjusted operating income was $160.6 million, compared to $182.5 million the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Diluted earnings per share from continuing operations for Fiscal 2016 increased to $4.22 from $4.19 for Fiscal 2015. Excluding the items discussed above and a $7.1 million indemnification asset write-off in Fiscal 2015 related to formerly uncertain tax positions taken by Schuh at the time of the purchase by Genesco, adjusted earnings per share were $4.29 in Fiscal 2016 compared with $4.74 the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the fourth quarter of Fiscal 2016 increased 2.0% to $300 million from $294 million the previous year.

Same store sales for the quarter decreased 1% in Fiscal 2016 compared to a 5% increase in the previous year. Comparable direct sales increased 39% compared to 27% the previous year. Comparable sales, including both same store and comparable direct sales, increased 3% in Fiscal 2016 compared to 7% the previous year. Through March 5, 2016, same store sales for the first quarter of Fiscal 2017 increased 3%; e-commerce sales decreased 19%; and combined comparable sales increased 1%.

The Group’s gross margin as a percent of sales decreased 570 basis points due primarily to increased promotional activity, and to a lesser extent increased shipping and warehouse expense. SG&A expense as a percent of sales decreased 100 basis points, due primarily to a decrease in occupancy expense and selling salaries and other compensation as a percentage of net sales.

The Group’s fourth quarter operating income was $10.1 million, or 3.4% of sales, down from $23.8 million, or 8.1% of sales, in Fiscal 2015.

For Fiscal 2016, the Group’s sales increased 8% to $976 million from $903 million the previous year. Operating income was $17.0 million, or 1.7% of sales, down from $49.0 million, or 5.4% of sales, the previous year.

Journeys Group

Journeys Group’s sales for the quarter increased 7.2% to $404 million from $377 million the previous year.

Same store sales for the Group were up 4%, compared to 14% the previous year; comparable direct sales increased 20% compared to 40% the previous year. Combined comparable sales increased 5% compared to 16% the previous year. Through March 5, 2016, same store sales for the first quarter increased 4%; comparable direct sales increased 10%; and combined comparable sales increased 4%.

Gross margin for the Journeys Group decreased 20 basis points in the quarter due primarily to higher markdowns due to increased promotional activity, which more than offset improvements in initial margin due primarily to changes in product mix.

The Journeys Group’s SG&A expense increased 60 basis points as a percent of sales for the fourth quarter, reflecting increased store related expenses, primarily increases in selling salaries and advertising.

The Journeys Group’s operating income for the quarter was $53.7 million, or 13.3% of sales, compared to $53.2 million, or 14.1% of sales, the previous year.

For Fiscal 2016, the Group’s sales increased 6% to $1.3 billion compared to $1.2 billion for Fiscal 2015. Operating income was $126.2 million, or 10.1% sales, compared to $119.7 million, or 10.1% of sales, the previous year.

Exhibit 99.2

Schuh Group

Schuh Group’s sales in the fourth quarter were $122 million, compared to $124 million the previous year, a decrease of 1.4%. Same store sales decreased 4% in the quarter compared to a 1% decrease the previous year; direct sales increased 10% compared to 25% the previous year; and total comparable sales decreased 2% compared to a 3% increase the previous year. Schuh Group sales were impacted by declines in exchange rates which decreased sales $6.2 million in the fourth quarter of Fiscal 2016 compared to the same period the previous year. Through March 5, 2016, same store sales for the first quarter were flat; comparable direct sales decreased 6%; and total comparable sales decreased 1%.

Schuh Group’s gross margin was down 220 basis points in the quarter due primarily to increased promotional activity and increased shipping and warehouse expenses. Schuh Group’s adjusted SG&A expense increased 110 basis points due to increased store related expenses, primarily increases in occupancy expense and selling salaries, partially offset by not having a contingent bonus accrual in the fourth quarter of Fiscal 2016 compared to a $3.0 million expense for the same period of Fiscal 2015.

Schuh Group’s adjusted operating income for the quarter was $8.2 million, or 6.7% of sales compared with $12.5 million, or 10.1% of sales the previous year.

For Fiscal 2016, the Group’s sales decreased slightly to $406 million compared to $407 million for Fiscal 2015. Despite a 3% increase in comparable sales for the year, Schuh Group’s sales were negatively impacted by $33.0 million for the year from declines in exchange rates. Adjusted operating income was $20.6 million, or 5.1% of sales, compared to $17.4 million, or 4.3% of sales, in Fiscal 2015. Adjusting for the contingent bonus accrual in Fiscal 2015, the operating margin would have been 7.2% of sales. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s fourth quarter sales increased 7.7%, to $81 million, compared to $75 million in the fourth quarter of the previous year.

Same store sales increased 6% compared to 2% the previous year; direct sales increased 7% compared to 3% the previous year; and combined comparable sales increased 6% compared to 2% the previous year. Direct sales represented about 15% of Johnston & Murphy Group’s sales this quarter. Through March 5, 2016, same store sales for the first quarter of Fiscal 2017 increased 12%; e-commerce and catalog sales increased 18%; and combined comparable sales increased 13%.

Johnston & Murphy’s gross margin for the Group increased 30 basis points in the quarter primarily due to decreased markdowns. SG&A expense as a percent of sales decreased 160 basis points, due primarily to decreased advertising expenses, occupancy costs and selling salaries. The Group’s operating income was $8.3 million or 10.2% of sales, compared to operating income of $6.3 million, or 8.3% of sales in the fourth quarter of the previous year.

For Fiscal 2016, the Group’s sales increased 7% to $279 million compared to $260 million for Fiscal 2015. Operating income was $17.8 million, or 6.4% of sales, compared to $14.9 million, or 5.7% of sales, in the previous year.

Exhibit 99.2

Licensed Brands

Licensed Brands’ sales increased 10.4% to $25 million in the fourth quarter of Fiscal 2016, compared to $22 million in the fourth quarter of Fiscal 2015. Gross margin was up 20 basis points due to lower markdowns.

SG&A expense as a percent of sales was up 210 basis points primarily due to increased advertising and compensation expenses and start-up costs related to the launch of the Bass Footwear License.

Operating income for the quarter was $1.7 million or 6.9% of sales, compared with $2.0 million, or 8.9% of sales, for the same quarter of the previous year.

For Fiscal 2016, Licensed Brands’ sales were flat at $110 million. Operating income was $9.2 million, or 8.4% of sales, compared to $10.5 million, or 9.5% of sales, for Fiscal 2015.

Corporate

Corporate expenses were $11.6 million or 1.2% of sales in the fourth quarter of Fiscal 2016, compared with $9.9 million or 1.1% of sales in the same quarter of the previous year. Adjusted for the applicable Excluded Items, corporate expenses were $7.7 million for the quarter compared to $8.9 million the previous year, primarily due to lower exchange losses on intercompany transactions. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the fourth quarter was $133 million compared with $113 million at the end of the previous year. We ended the quarter with $54 million in U.K. debt, compared with $29 million in U.K. debt the previous year. Domestic revolver borrowings were $58 million at the end of Fiscal 2016 compared to zero at the end of the previous year. The domestic revolver borrowings included $22 million related to Genesco (UK) Limited and $36 million related to GCO Canada.

We repurchased 251,000 shares in the fourth quarter of Fiscal 2016 for a cost of $15.9 million at an average price of $63.24. During Fiscal 2016, we repurchased 2.4 million shares at a cost of about $145 million, or $60.79 per share. During the first quarter of Fiscal 2017, through March 4, 2016, we have repurchased 480,500 shares at a cost of $30.9 million, or $64.40 per share. As of March 4, 2016, we have about $53 million remaining in the most recent $100 million buyback authorization.

Inventory

Inventories decreased 11% on a year-over-year basis. Retail inventory per square foot decreased 9%.

Equity

Equity was $959 million at quarter-end, compared with $999 million at the end of Fiscal 2015.

Capital Expenditures and Store Count

For the fourth quarter, capital expenditures were $23 million and depreciation and amortization was $21 million. During the quarter, we acquired 37 Little Burgundy stores, opened 21 new stores and closed 23 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,667 stores compared

Exhibit 99.2

with 2,634 stores at the end of the fourth quarter of the previous year, or an increase of 1%. Square footage increased 4% on a year-over-year basis, including the Macy’s locations and 4% excluding them. The store count as of January 30, 2016 included:

Lids stores (including 113 stores in Canada)	919
Lids Locker Room Stores (including 38 stores in Canada)	199
Lids Clubhouse stores	29
Journeys stores (including 39 stores in Canada)	842
Little Burgundy stores	36
Journeys Kidz stores	200
Shï by Journeys stores	46
Underground by Journeys stores	98
Schuh Stores (including 10 Kids stores)	125
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	173

Total Stores	2,667

Locker Room by Lids in Macy’s stores	185
Total Stores and Macy’s Locations	2,852

Exhibit 99.2

For Fiscal 2017, we are forecasting capital expenditures of approximately $125 to $135 million and depreciation and amortization of about $80 million. Projected square footage growth is expected to be approximately 3% for fiscal 2017. Our current store openings and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected	Projected
	Jan 2016	New	Conversions	Closings	Jan 2017

Journeys Group	1,222	87		(24)	1,285
Journeys stores (U.S.)	803	30		(10)	823
Journeys stores (Canada)	39	10		0	49
Little Burgundy stores	36	2		0	38
Journeys Kidz stores	200	45		(5)	240
Shï by Journeys	46	0		(5)	41
Underground by Journeys	98	0		(4)	94
Johnston & Murphy Group	173	9		(6)	176

Schuh Group	125	9		(2)	132
Schuh Stores	115	6		(2)	119
Schuh Kids	10	3		0	13

Lids Sports Group	1,332	25	0	(24)	1,333
Lids hat stores (U.S.)	806	15		(6)	815
Lids hat stores (Canada)	113	5		(1)	117
Locker Room stores (U.S)	161	1		(4)	158
Locker Room stores (Canada)	38	3		(1)	40
Clubhouse stores	29	1		(3)	27
Locker Room by Lids (Macy’s)	185	0		(9)	176
Total Stores	2,852	130	0	(56)	2,926

Comparable Sales Assumptions in Fiscal 2017 Guidance

Our guidance for Fiscal 2017 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Guidance	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY17
Journeys Group	2 - 3%	2 - 3%	2 - 3%	2 - 3%	2 - 3%
Lids Sports Group	(1) - 0%	(1) - 0%	(1) - 0%	(1) - 0%	(1) - 0%
Schuh Group	(2) - (1%)	1 - 2%	2 - 3%	1 - 2%	1 - 2%
Johnston & Murphy Group	3 - 4%	2 - 3%	2 - 3%	1 - 2%	2 - 3%

Total Genesco	1 - 2%	1 - 2%	1 - 2%	1 - 2%	1 - 2%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.